Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed November 2, 2007) pertaining to the Neurocrine Biosciences, Inc. 2003 Incentive Stock Plan, as Amended, of our reports dated February 2, 2007, with respect to the consolidated financial statements of Neurocrine Biosciences, Inc., and Neurocrine Biosciences, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Neurocrine Biosciences, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
October 29, 2007